Exhibit 99.2
PATRICIA M. BEDIENT
2008 UBS Conference
September 16, 2008
[Bedient presentation]
Thanks Dan and good morning.
I want to review two important topics:
•	First a financial update on our, debt and cash balances and the second is our

•	Evaluation of corporate structure
On August 4th we closed on the sale of our Containerboard, Packaging assets to International Paper for a sale price of $6 Billion. We are finalizing the transaction adjustments for working capital and transaction costs — but subject to those post closing adjustments we anticipate that the sale will result in an after tax gain of over $200 million and after tax cash proceeds of about $4.4 Billion.
In addition, this quarter we closed on the sale of our Australian assets which resulted in cash proceeds of over $300 million.
We retired all of the debt outstanding under our short term lines and as of last Friday we had total debt outstanding of about $6.9 billion. We also had total cash balances of approximately $4.9 billion. Between now and the end of the year we have additional scheduled debt maturities of about $400 million and tax payments for the sale of our Containerboard, packaging assets of approximately $1.6 billion.
Our dividend for the fourth quarter has not been declared by our Board of Directors, but we include it here to give you an idea of our cash needs. At our current payout ratio of 60 cents a share, the dividend would be approximately $130 million.
This slide does not include any estimate of cash flows from operations.
Excluding cash flow from operations, our year end pro forma net debt position would be approximately $3.7 billion. Next year our scheduled debt maturities are just over $600 million.
You can see that we have a very strong liquidity position. We believe this liquidity affords us flexibility. Which is particularly valuable given the unprecedented turmoil in the credit markets and the continued uncertain economic outlook resulting from the housing downturn.
We will use this flexibility to further create value for our shareholders as we evaluate and balance alternatives for returning cash to shareholders, debt repayment, continued restructuring and disciplined support for growing our operations.

Now, I would like to update you on our evaluation of corporate structure. As I have said before, structure follows strategy, and as Dan has just underscored, our strategy is timberland based.
In order to successfully execute our strategy and grow the Company, we must have competitive tax treatment of our timber business. We currently enjoy the benefits of the TREE Act legislation passed last spring as a part of the Farm Bill.
Under those provisions, the capital gains tax rate on the harvest of timber was reduced from 35% to 15%. This legislation also included beneficial provisions for REITs. However, this legislation expires in May 2009. While we are seeking to have the provisions extended, we may not have resolution until well into next year.
We continue to move forward with our consideration of the cost and benefits that might be gained from a change to a REIT structure. The REIT structure has a number of complex rules that we do not meet for 2008. However, given the changes in our company, we believe there is a high likelihood that we may be able to meet the so-called asset and income tests required for a REIT by 2009.
In order to preserve the option for REIT status for 2009, there are technical changes that we would have to make. We currently have a project underway to determine the cost and feasibility of making those changes effective 1-1-2009.
One change is that REITs must use a calendar year for reporting purposes. We currently use a 52 or 53 week fiscal calendar, which always ends on the last Sunday of December. There are a number of revisions to our IT systems and business processes that would be necessary to make this change. The calendar change also would require a by-law amendment.
A second required change would be to our legal structure. Our parent company currently holds manufacturing as well as timber assets. To become a REIT, we would have to restructure so that the non-REIT qualifying assets are held in subsidiaries.
Although the tax election for REIT status is made at the time of filing the tax return, which of course, is made after the end of the year, these changes would need to be in place as of the beginning of the tax year.
REIT election would also require the distribution of earnings and profits. As we have said previously, as of the end of 2008 we estimate that for Weyerhaeuser Company this would be approximately $6.5 billion.
We believe the distribution could be made with a combination of stock and cash. Others for example have paid out 20 percent in cash. While the entire $6.5 billion distribution would be taxable to shareholders, we believe the cash portion could be limited to $1.3 billion.
We have said in the past that REIT conversion may not be tax efficient for Weyerhaeuser Company in 2009. Depending on our business results and the status of other potential tax changes, that may still be the case.
I want to underscore that there has not been any decision to elect REIT status.

However, the reason we are examining these additional steps now is that they would preserve the option for REIT election for 2009 if it does benefit our strategy and thereby enhance shareholder value.
I will turn the podium back to Dan for closing remarks and I look forward to your questions.